SAGEBRUSH GOLD LTD.
1640 Terrace Way, Walnut Creek, CA 94597

August 31, 2011

Liberty Star Uranium & Metals Corp.
Big Chunk Corp.
5610 E. Sutler Lane
Tucson, AZ 85712

Attention: Larry Liang, President and Director

Dear Mr. Liang,

RE:	Agreement (“Agreement”) between Liberty Star Uranium & Metals Corp. (“Liberty Star”) and Sagebrush Gold Ltd. (“Sagebrush”)

This letter sets out the binding agreement of the parties respecting the matters set out below.

I.      Uranium Venture and Reorganization.

Liberty Star and Sagebrush own or have rights to certain uranium mining assets consisting of patented and/or unpatented claims, leases or properties (the “Uranium Properties”). Liberty Star has sought and accepted certain bridge financing from Sagebrush in the amount of $100,000 and grants to Sagebrush (or its designee) the irrevocable option and right to cause Liberty Star to convey to a newly organized venture (“Newco”) all of its Uranium Properties upon election by Sagebrush. All Uranium Properties of Liberty Star and Sagebrush shall be transferred to Newco pursuant to appropriate documents of conveyance in customary form (e.g., by Quitclaim Deed) for a conveyance of such nature with notification to all federal, state and local government authorities of such conveyance.

The foregoing is subject to the following additional conditions:

1.

Investors in Newco will provide a public company (i.e., Newco) that is seeking a merger which shall be current in all SEC filings and reports, and which shall have received FINRA approval for trading on the OTC Bulletin Board, with at least one active market maker. The public company shall constitute a “shell” company as in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

2.

Newco will acquire the Liberty Star Uranium Properties and Sage Uranium Properties in exchange for shares of common stock of Newco to be issued as forth in the “Capitalization Table” annexed hereto as Exhibit A and the capitalization of Newco shall be as set forth in Exhibit A.

3.	The transaction (the “Reorganization”) shall be substantially as follows:

a.

a newly-formed subsidiary of Newco will enter into an agreement with Liberty Star and Sagebrush to obtain the Uranium Properties in exchange for: (i) 6.0 million newly-issued shares of restricted stock of Newco issued to Liberty Star; and (ii) 20.0 million newly-issued shares of restricted stock of Newco issued to Sagebrush, plus $1 million, payable in cash if a $4 million is raised in the Private Placement (defined below) or if less, then by 1 year promissory note.

	b.	A minimum $2 million and maximum $4 million (subject to increase) private placement shall close contemporaneous with the Uranium Properties transfers (the “Private Placement”).

c.

The Uranium Properties will be transferred free and clear of any and all liabilities and encumbrances (other than the leases and mining rights agreements, obligation to pay future NSR, bonding, maintenance and similar federal, state and local fees) and all inter-company indebtedness and any and all liens and obligations owed by Liberty Star or Sagebrush shall be cancelled. All maintenance and similar fees will be currently paid by Liberty Star and Sagebrush and will be current through the closing date.

d.

The cost for the public company acquisition, and structuring and merger with the public company shall be arranged by Sagebrush and at the investors’ sole cost and expense, other than expenses of Liberty Star which shall be at the sole cost of Liberty Star.

	e.	Liberty Star will be entitled to designate one member of the Board of Directors of Newco.

II.	Bridge Financing.

1.	Sagebrush has advanced $100,000 to Liberty Star (the “Bridge”) to pay assessment work on some of its Uranium Properties in Arizona.

2.

In consideration for the Bridge Liberty Star shall immediately issue to Sagebrush 5,000,000 shares of Liberty Star common stock (the “LS Shares”) and 5 year warrants to purchase 2,500,000 shares of Liberty Star common stock at an exercise price of $0.04 per share (the “LS Warrants”), The LS Shares and the LS Warrants shall be subject to customary protections from material events and recapitalization and shall be subject to full ratchet anti-dilution protection in the event that any lower priced issuance by Liberty Star is made while the LS Warrants are outstanding, provided, however, that in the event that any greater protections are afforded to investors in the next financing of Liberty Star expected to be in an amount of approximately $5,000,000, the LS Shares and LS Warrants shall be entitled to the benefit of such greater protections.

3.

In the event that the Reorganization and Private Placement are not achieved by Sagebrush on or before December 31, 2011 Liberty Star’s obligations (other than the obligations under Par. II.2., above) under this Agreement will terminate in Liberty Star’s discretion and Liberty Star will have the full right to retain its Uranium Properties.

III.   Negotiation in Good Faith.

From the date hereof until December 31, 2011 you and we will use our best efforts to effectuate the Reorganization and transactions contemplated herein. The parties shall cooperate fully with each other in preparing all such documentation, obtaining all necessary approvals, waivers and consents and complying with applicable regulatory and governmental requirements.

IV.    Additional Agreements.

Each party will bear its own costs and expenses in connection with the matters contemplated herein. Newco will be represented by counsel designated by us in connection with the transaction, the spinout, and for a minimum period following closing for purposes of the financing, corporate, and securities matters.

Until closing, neither party shall issue any press release or otherwise announce the spinout without mutual agreement to the terms of the press release, except to the extent required by law, rule or regulation upon advance notice to the other party or in connection with financing or organizational matters. The disclosing party shall provide the other party with reasonable notice and reasonable opportunity to comment upon any public disclosure.

The parties will treat all of the material information received from each other as confidential. In the event the transactions are not consummated or termination of this LOI, each party will return all of the confidential information of the other party without retaining any copies. Notwithstanding the foregoing, we will be permitted to disclose your information as needed if reasonably connected to the Reorganization, the PIPE, and other matters referred to herein.

The undersigned acknowledge that they are aware the federal securities laws require parties in possession of material non-public information to refrain from all transactions in the securities of such company until public announcement of such material non-public information. Accordingly, the undersigned, on its own behalf and on behalf of their affiliates and others who will have knowledge of the terms of this LOI, shall refrain from affecting any transactions in securities of Newco except upon the advice of their counsel who will have been informed of the nature of the transactions contemplated herein.

The parties agree to the exclusive jurisdiction of the state or federal courts located in New York, New York in the event of any dispute relating to this Agreement or the matters set forth herein. This Agreement shall be governed by the internal laws of the State of New York without reference to principles of conflicts of laws.

If, after the reading the foregoing, you find that this letter correctly expresses our intentions as stated, kindly so indicate by signing this letter in the space provided below and returning one fully executed copy to us and return to us not later than 5:00 P.M. on Wednesday, August 31, 2011, after which time this offer will expire and the Bridge will become immediately due and payable and shall be immediately refunded to us.

Very truly yours,

SAGEBRUSH GOLD. LTD

By: /s/ David Rector
Name: David Rector
Title: President

AGREED AND ACCEPTED:
LIBERTY STAR URANIUM AND METALS CORP.

By: /s/ Larry L. Liang
Name: Larry L. Liang
Title: President

EXHIBIT A

							%
		$ Min		% Outstdg	$ Max		Outstdg

	SAGEBRUSH *		20,000,000	52%		20,000,000	46%
	LIBERTY STAR *		6,000,000	16%		6,000,000	14%
$0.40	PIPE *	$2,000,000	5,000,000	13%	$4,000,000	10,000,000	23%
	NEWCO *		7,500,000	19%		7,500,000	17%
	PIPEWARRANTS 50%@$.60 *		2,500,000			5,000,000
	OPTION PLAN **		8,000,000			8,000,000
				100.00%			100.00%

	CLOSING: OUTSTANDING -		38,500,000			43,500,000
	FULLY DILUTED -		49,000,000			56,500,000

*       Issued at closing.
**    All option awards to be issued at the market on the day of closing ($0.40) or at future market prices.